As filed with the Securities and Exchange Commission on October 24, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Techpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0806545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2550 N. First Street, #550 San Jose, CA USA (Address of Principal Executive Offices)	95131 (Zip Code)

Techpoint, Inc. 2017 Stock Incentive Plan
Techpoint, Inc. 2012 Stock Incentive Plan

(Full title of the plan)

Fumihiro Kozato
President and Chief Executive Officer
2550 N. First Street, #550
San Jose, CA 95131 USA

(408) 324-0588

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

James J. Masetti, Esq.
Matthew K. Desharnais, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street
Palo Alto, CA 94304 USA

(605) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (8)
Japanese Depositary Shares: To be issued under the 2017 Stock Incentive Plan (2)	3,953,649 (4)	$17.14 (6)	$67,765,543.86	$8,436.81
Japanese Depositary Shares: Subject to outstanding awards under the 2012 Stock Incentive Plan (2)	1,373,834 (5)	$1.97 (7)	$2,706,452.98	$336.96
Common Stock, $0.0001 par value per share: To be issued under the 2017 Stock Incentive Plan (3)	3,953,649 (4)	$17.14 (6)	$67,765,543.86
Common Stock, $0.0001 par value per share: Subject to outstanding awards under the 2012 Stock Incentive Plan (3)	1,373,834 (5)	$1.97 (7)	$2,706,452.98
Total	10,654,966	-	$140,943,993.68	$8,773.77

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or issuable under the Techpoint, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”) and the Techpoint, Inc. 2012 Stock Incentive Plan (the “2012 Stock Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Each Japanese Depositary Share represents one share of Common Stock.
(3)

Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of Common Stock issuable upon cancellation of the Japanese Depositary Shares  because no additional consideration will be received in connection with any such cancellation.

(4)

Consists of 2,500,000 shares of Common Stock that were reserved for issuance under the 2017 Stock Plan and 1,453,649 shares of Common Stock originally reserved for issuance under the 2012 Stock Plan that became available for issuance under the 2017 Stock Plan upon the completion of the Registrant’s initial public offering.  To the extent that awards outstanding under the 2012 Stock Plan as of the date of this Registration Statement are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares subject to such awards will be available for future issuance under the 2017 Stock Plan. See footnote 5 below.

(5)

Represents shares of Common Stock reserved for issuance pursuant to stock awards outstanding under the 2012 Stock Plan as of the date of this Registration Statement. Any shares of Common Stock that are subject to outstanding awards under the 2012 Stock Plan that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2012 Stock Plan will be available for issuance under the 2017 Stock Plan. See footnote 4 above.

(6)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Japanese Depositary Shares as reported on the Mothers market on the Tokyo Stock Exchange on October 20, 2017, and converted into dollars at the average of ¥113.52 = $1.00 as quoted on October 20, 2017 by Bloomberg.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.97, the weighted-average exercise price of awards outstanding under the 2012 Stock Plan as of October 24, 2017.

(8)	Rounded up to the nearest cent.

This Registration Statement shall become effective upon filing in accordance with Rule 462 of the Securities Act.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Techpoint, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Prospectus dated September 19, 2017, filed with the Commission on September 20, 2017, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (Files No. 333-219992), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock and Japanese Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 18, 2017, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, reports furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such reports that are filed or deemed filed as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

The Registrant’s restated certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its directors, officers, employees and other agents to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Registrant has entered into agreements to indemnify its officers and directors and expects to continue to enter into agreements to indemnify all of its officers and directors. These agreements require the Registrant, among other things, to indemnify its directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

4.1

Form of common stock certificate of the Registrant (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-219992), and incorporated herein by reference) (the “Registrant’s Form S-1”)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

5.2	Opinion of Mori Hamada & Matsumoto

23.1	Consent of BDO USA, LLP

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature pages hereof)

99.1	Techpoint, Inc. 2012 Stock Incentive Plan and forms of agreement thereunder (filed as Exhibit 10.2 to the Registrant’s Form S-1 and incorporated herein by reference)

99.2	Techpoint, Inc. 2017 Stock Incentive Plan and forms of agreement thereunder (filed as Exhibit 10.3 to the Registrant’s Form S-1 and incorporated herein by reference)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 24th day of October, 2017.

TECHPOINT, INC.,
a Delaware Corporation

By:	/s/ Fumihiro Kozato
	Name:	Fumihiro Kozato
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Fumihiro Kozato and Yukiko Tegarden as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fumihiro Kozato	President, Chief Executive Officer and Director	October 24, 2017
Fumihiro Kozato	(Principal Executive Officer)

/s/ Yukiko Tegarden	Chief Financial Officer	October 24, 2017
Yukiko Tegarden	(Principal Financial Officer)

/s/ Robert Cochran	Director	October 24, 2017
Robert Cochran

/s/ Fun-Kai Liu	Director	October 24, 2017
Fun-Kai Liu

/s/ Koji Mori	Director	October 24, 2017
Koji Mori

/s/ Yaichi Aoshima	Director	October 24, 2017
Dr. Yaichi Aoshima, Ph.D.